Exhibit 10.2

General Counsel NII Holdings, Inc. 12110 Sunset Hills Road Suite 600 Reston, VA 20190 Office: 703 390 7286 Email: shana.smith@nii.com www.nii.com

CONFIDENTIAL

AI Brazil Holdings B.V.

Prins Bernhardplein 200

1097 JD Amsterd

The Netherlands

Attention:	Edward McCarthy

VIA EMAIL

March 18, 2019

Re: Nextel Holdings S.à r.l.

Dear Edward,

We refer to the Shareholders Agreement (the “Shareholders Agreement”) in relation to Nextel Holdings S.à r.l. (the “Nextel Holdings”), dated June 5, 2017, among the Company, Ice Group Brazil Holdings BV (formerly known as AINMT Brazil Holdings B.V.), NII International Telecom (“NII Telecom”), NII Brazil Holdings S.à r.l. (the “Company”) and NII Holdings, Inc. (“NII Parent”).

Also, we refer to the Purchase Agreement (the “Purchase Agreement”), dated March 18, 2019, among América Móvil, S.A.B. de C.V. (“Purchaser”), NII International Holdings S.à r.l. (“NIIH”), AI Brazil Holdings B.V. (formerly known as Ice Group Brazil Holdings BV, hereinafter “AI Brazil” and, collectively with its Affiliates, “Access,” “you” and “your”) and NII Parent. NII Parent, NIIH and AI Brazil are sometimes referred to herein, collectively, as the “Parties,” and each as a “Party”. Capitalized terms used but not defined in this letter have the meaning given to them in the Shareholders Agreement or Purchase Agreement, as applicable.

The Parties wish to document certain understandings in respect of the transfer by (i) NIIH of all of the issued and outstanding equity interests of the Company and (ii) AI Brazil of the AI Brazil Shares indirectly to Purchaser pursuant to the Purchase Agreement and the application of the Shareholders Agreement to such transfer.

In consideration of the mutual agreements, provisions and covenants contained in this letter (this “Letter Agreement”) and the Purchase Agreement, the Parties hereby agree as follows:

1.

NII Parent represents and warrants to Access that it has provided to Access all material information related to NII Parent’s sale of its interest in Nextel Holdings pursuant to the Purchase Agreement and the estimated return to NII Parent’s stockholders relating to such sale and the anticipated winding up and dissolution of NII Parent. NII Parent will provide to Access true and correct copies of all material written information provided to any stockholders of NII Parent in connection with soliciting or obtaining the Parent Stockholder Approval. Further, NII Parent confirms that, except for the Purchase Agreement, there are no agreements between NII Parent, NIIH and any of the Entities, on the one hand, and the Purchaser or its Affiliates relating to the transactions contemplated under the Purchase Agreement, on the other hand, and that neither NII Parent, nor any of its Affiliates, will enter into any such agreements between signing and closing under the Purchase Agreement without the consent of Access (such consent not to be unreasonably withheld or delayed).

2.

NII Parent shall promptly (and in any event, within 48 hours) advise Access orally and in writing (which may be by email) of the receipt by NII Parent or any of its Affiliates or Representatives of any Acquisition Proposal, any request to engage in discussions or negotiations with respect to an Acquisition Proposal or any request for information that would reasonably be expected to relate to an Acquisition Proposal, and in connection with such notice, provide to Access the material terms and conditions of any such Acquisition Proposal (including the identity of the third party making any such Acquisition Proposal) and of any changes thereto. NII Parent shall promptly advise Access orally and in writing (which may be by email) of the commencement of any discussions with any third party or its Representatives regarding any Acquisition Proposal by such third party. NII Parent shall keep Access informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 48 hours after the occurrence of any amendment, modification, material development or negotiation) of any such Acquisition Proposal or request, including promptly furnishing to Access copies of any written Acquisition Proposal, any other written materials that describe any such Acquisition Proposal, any material correspondence relating thereto, and draft documentation with respect to such Acquisition Proposal.

3.

In the event that the Parent Board has determined that an Acquisition Proposal constitutes a Superior Proposal, NII Parent shall, not less than seven (7) Business Days prior to accepting such Superior Proposal, notify Access orally and in writing (which may be by email) that it believes that such Acquisition Proposal constitutes a Superior Proposal and such written notice (which may be by email) shall specify the material terms and conditions of such Superior Proposal (including the identity of the Person making the proposal) and contemporaneously furnish to Access a copy of the relevant acquisition agreement or other relevant transaction documents. In the event that NII Parent determines to accept the aforementioned Acquisition Proposal, NII Parent further undertakes to (a) prior to terminating the Purchase Agreement, reasonably cooperate and consult with Access with respect to such Superior Proposal, including by providing Access a reasonable opportunity to participate in discussions with respect to the acquisition of the AI Brazil Shares with the Person making the Superior Proposal so that Access may ensure that such Person will acquire the AI Brazil Shares (directly or indirectly) on terms acceptable to Access, and (b) assume all liability for any action brought by Purchaser arising from or relating to (i) the termination of the Purchase Agreement by NII Parent or by Purchaser as a result of a breach by NII Parent or the Company, or (ii) NII Parent’s failure to pay the Company Break-Up Fee in accordance with Section 3.4 of the Purchase Agreement. For the avoidance of doubt, in the event that Parent terminates the Purchase Agreement to enter into a definitive agreement for a Superior Proposal, (A) NII Parent will pay the Company Break-Up Fee in accordance with the terms of Section 3.4 of the Purchase Agreement, (B) to the extent NII Parent is not reimbursed (directly or indirectly) for the amount of the Company Break-Up Fee, then (i) the first $25,000,000 of the purchase price under such Superior Proposal shall be paid to NII Parent as reimbursement for NII Parent’s payment of the Company Break-Up Fee, and (ii) Access shall not have any right to any reimbursement or payment (directly or indirectly) of any portion of the Company Break-Up Fee by a Person making such Superior Proposal.

4.

If NIIH or NII Parent terminates the Purchase Agreement in order to accept a Superior Proposal, prior to accepting such Superior Proposal, NII Parent, NII Telecom and the Company and each of their respective Affiliates will comply with the terms of the Shareholders Agreement, including with the provisions of Section 2.5 or 2.6 thereof; provided, however, that upon receipt of a Sale Notice, Access will have seven (7) Business Days to exercise its option to purchase the Offered Shares.

5.

Notwithstanding Paragraph 4 and the rights of Access under the Shareholders Agreement, in the event that NII Parent or any of its Subsidiaries or Affiliates enters into a definitive agreement with respect to a Superior Proposal, (a) NII Parent hereby undertakes that, if NIIH or its Affiliates exercise the drag along rights pursuant to Section 2.8 of the Shareholders Agreement in connection with any such Superior Proposal, (i) Access will only be obligated to indemnify the purchaser under such Superior Proposal for matters relating to fundamental representations applicable to Access’s interests in Nextel Holdings in substantially the same form as set out in Article 5 of the Purchase Agreement or any breach by Access of its covenants under the definitive agreement for a Superior Proposal, (ii) Access will not be obligated to participate in or otherwise contribute to any indemnification escrow, holdback, reserve or other contingent obligation that may be part of any Superior Proposal, (iii) the covenants and obligations applicable to Access in any such Superior Proposal will be on substantially the same terms contemplated under the Purchase Agreement and (iv) the consideration to be received by Access for the sale of the AI Brazil Shares shall meet the minimum threshold set forth in Section 2.8 of the Shareholders Agreement, and (v) Access shall not be required to contribute (directly or indirectly) to any costs and/or expenses of NII Parent or its Affiliates in respect of either the transaction pursuant to the Purchase Agreement and/or a Superior Proposal, and (b) Access shall have the right to elect to exercise the tag along rights pursuant to Section 2.7 of the Shareholders Agreement in connection with any such Superior Proposal, irrespective of the form of such transaction, and if Access elects to exercise such rights, (i) Access will only be obligated to indemnify the purchaser under such Superior Proposal for matters relating to fundamental representations applicable to Access’s interests in Nextel Holdings in substantially the same form as set out in Article 5 of the Purchase Agreement or any breach by Access of its covenants under the definitive agreement for a Superior Proposal, (ii) Access will not be obligated to participate in or otherwise contribute to any indemnification escrow, holdback, reserve or other contingent obligation that may be part of any Superior Proposal, (iii) the covenants and obligations applicable to Access in any such Superior Proposal will be on substantially the same terms contemplated under the Purchase Agreement and (iv) Access shall not be required to contribute (directly or indirectly) to any costs and/or expenses of NII Parent or its Affiliates in respect of either the transaction pursuant to the Purchase

Agreement and/or a Superior Proposal. Notwithstanding anything in the Shareholders Agreement to the contrary, for purposes of giving effect to this Paragraph 5, each reference to “Retained NII Group” in Section 2.7 of the Shareholders Agreement (and the definitions used therein), shall be deemed to include NII Parent and each of its direct and indirect Subsidiaries.

6.

NII Parent will not refer to Access or its Affiliates in the Proxy Statement required under the Purchase Agreement without the prior written consent of Access, which consent will not be unreasonably withheld or delayed, unless such disclosure with respect to Access or its Affiliates is otherwise required by applicable Law, in which case, NII Parent will provide Access a reasonable opportunity to review and comment on such disclosure.

7.

NII Parent shall indemnify, defend and hold harmless Access and its Affiliates and, in each case, their respective officers, directors and employees (the “Access Indemnitees”) from, against and in respect of any and all Damages that the Access Indemnitees actually suffer resulting from an action or proceeding brought or threatened in writing by a stockholder or bondholder of NII Parent or any third party (other than Purchaser (any indemnification for which shall be covered pursuant to paragraph 3 above) or any Affiliate of Access) making a claim specifically in relation to the transactions contemplated under the Purchase Agreement, this Letter Agreement or any Superior Proposal. The Parties acknowledge and agree that NII Parent’s indemnification obligation hereunder shall terminate and be of no further force or effect if no claim or threat is brought by an NII Parent stockholder or bondholder or a third party prior to the date that is 120 days immediately following the closing date of the Purchase Agreement or Superior Proposal, as applicable.

8.	NII Parent shall indemnify, defend and hold harmless AI Brazil from and against any and all Damages that AI Brazil actually suffers resulting from, arising out of or incurred in connection with:

(a)	any and all Unpaid Transaction Expenses;

(b)

a reduction in the portion of the Purchase Price payable to AI Brazil pursuant to Article 2 of the Purchase Agreement as a result of, or claims by Purchaser under the Purchase Agreement arising out of or related to: (i) any Accrued Tax Contingencies or any contingent Tax liabilities reflected in Section 6.6 of the Company Disclosure Schedule or Attachment D to Section 6.13 of the Company Disclosure Schedule; (ii) any Taxes imposed on NII Parent or any of its Affiliates other than the Entities; (iii) the portion of Pre-Closing Taxes in excess of the AI Brazil Percentage of such Pre-Closing Taxes that are directly related to the operations of the Entities in the Ordinary Course and are properly included as current liabilities in the calculation of Net Working Capital in accordance with the Accounting Principles; or (iv) any Taxes included in the calculation of Net Working Capital that were incurred outside of the Ordinary Course or that were improperly included in the calculation of Net Working Capital pursuant to the Accounting Principles;

(c)	any Liabilities or reduction in Purchase Price associated with any Intercompany Notes Modification or Requested Notes Modification; and

(d)	any amounts payable under the Retention Plan, whether or not the transactions contemplated by the Purchase Agreement are consummated.

9.

NII Parent represents and warrants to Access that no Transaction Expenses have been paid by Nextel Holdings or any of the Entities. From the date of the Purchase Agreement until the Closing or the earlier termination of the Purchase Agreement, NII Parent will not, and NII Parent will cause the Entities not to, amend, change, waive or otherwise modify the Intercompany Notes or agree to a Requested Notes Modification without the prior written consent of Access (which may be withheld, conditioned or delayed in Access’s sole discretion, for any reason or for no reason, and without liability).

10.

At least five (5) Business Days prior to NII Parent delivering the Estimated Closing Statement or Payout Schedule to Purchaser pursuant to Section 2.2(c) of the Purchase Agreement, NII Parent will prepare and deliver to Access for its review and approval, a draft of the Estimated Closing Statement and Payout Schedule showing the elements thereof specified in the Purchase Agreement, including the Estimated AI Brazil Amount. NII Parent and Access will work together in good faith to agree the contents of the Estimated Closing Statement and Payout Schedule and NII Parent shall not submit the Estimated Closing Statement or Payout Schedule to Purchaser or agree any changes to the form or content thereof, without the prior written consent of Access (such consent not to be unreasonably withheld, conditioned or delayed). The Parties agree that the terms herein shall apply mutatis mutandis in respect of any Superior Proposal.

At least five (5) Business Days prior to delivering the 2020 Transaction Budget to Purchaser, NII Parent will prepare and deliver to Access for its review and approval, a draft of the 2020 Transaction Budget, including the amount of proposed capital expenditures to be included therein. NII Parent and Access will work together in good faith to agree the contents of the 2020 Transaction Budget and NII Parent shall not submit the 2020 Transaction Budget to Purchaser or agree any changes to the form or content thereof, without the prior written consent of Access (such consent not to be unreasonably withheld, conditioned or delayed).

11.

NII Parent will provide information to, and reasonably consult and cooperate with, Access in respect of any of the undertakings or actions of NII Parent in relation to the calculation and determination of the Final Purchase Price pursuant to Section 2.4 of the Purchase Agreement, including by facilitating such access, during regular business hours, to the books and records of the Seller and the Entities and the employees and other service providers (including accountants and other advisors) to the Entities as Access may reasonably request; provided that neither Parent nor Seller will be required to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent or Seller, as applicable, would (a) waive the protection of an attorney-client privilege or (b) would violate any confidentiality obligations to which Parent or Seller is bound; provided, further, that Parent or Seller, as applicable, shall use commercially reasonable efforts to permit such inspection or provide such information in a manner that would not result in the waiver of such privilege or violate such confidentiality obligations, including, in the case of clause (b), by obtaining the consent of such third party if so requested by Access. Without limiting the generality of the foregoing, NII Parent shall promptly (and in any event, within 48 hours) advise Access orally and in writing (which may be by email) of the receipt by NII Parent or any of its Affiliates or representatives of the Closing Statement or any communication from Purchaser in respect of the calculation of the Final Purchase Price, which notice shall include a copy of the Closing Statement or such other communication (if in writing). NII Parent and Access will work together in good faith to agree the contents of any Closing Statement Dispute Notice and NII Parent shall not agree to the Closing Statement the Final Purchase Price, or any element thereof, or submit any Closing Statement Dispute Notice to Purchaser, without the prior written consent of Access (such consent not to be unreasonably withheld or conditioned). If NII Parent delivers a Closing Statement Dispute Notice, then NII Parent and Access will work together in good faith to resolve the Disputed Items with Purchaser during the Resolution Period. NII Parent shall keep Access fully informed of all proposals, negotiations and communications in respect of the attempt to resolve any Disputed Items or the submission of any Unresolved Items to the Independent Accountant (including by providing Access with copies of all related support and backup materials) and shall not agree to any compromise, settlement or resolution of any such Disputed Item or any payment in respect thereof, without the prior written consent of Access (such consent not to be unreasonably withheld, conditioned or delayed).

12.

NII Parent will use its reasonable best efforts to notify Access prior to exercising any of its termination rights under Section 3.4 of the Purchase Agreement and shall, to the extent practicable, consult with Access prior to exercising such rights. In addition, NII Parent shall provide to Access, as promptly as practicable, copies of any notices delivered by NII Parent (or received by NII Parent) pursuant to Sections 3.4, 3.5 or 3.6 of the Purchase Agreement.

13.

To the extent NII Parent is provided the opportunity to review and comment on any submission or communication required in connection with the process of obtaining the Regulatory Approval or Antitrust Approval, NII shall provide Access as much time as reasonably practicable to review and comment on, and will take into account and reflect any reasonable comments from Access with respect to, any such submissions or communications.

14.

NII Parent undertakes to Access that it will procure that the Company and its Subsidiaries will conduct business in the ordinary course (in accordance with the business plan, past practice and Section 8.2 of the Purchase Agreement) (the “Ordinary Course”) during the period between signing and closing of the Purchase Agreement. Further NII Parent undertakes not to operate the business of the Entities, or permit the business of any of the Entities to be operated, in a manner that is outside of the Ordinary Course or that would intentionally result in a negative impact on the purchase price adjustment under the Purchase Agreement.

15.

The Parties acknowledge that between signing and closing of the Purchase Agreement or any Superior Proposal, Nextel Holdings shall require equity funding. The Parties hereby agree to procure that Nextel Holdings shall undertake such equity capital raising at a valuation equal to that established by the price mechanism under the Purchase Agreement or any Superior Proposal. In addition, any equity capital raising will be undertaken pursuant to the terms and conditions set out in the Shareholders Agreement.

16.

Subject to the terms and conditions set forth in this Paragraph 16, without prejudice to the rights and obligations of the relevant parties under the Investment Agreement (as defined in the Shareholders Agreement) and the undertaking agreement entered into on October 15, 2018, by among NII Parent and AI Brazil (the “Undertaking Letter”) in respect of the proceeds of an escrow established pursuant to the Escrow Agreement, dated January 26, 2015, among NIU Holdings LLC (“NIU”), Citibank, N.A. and AT&T Mobility Holdings B.V. (as permitted assignee) (the “Mexico Escrow”), the Parties hereby agree in connection with the transactions contemplated under the Purchase Agreement and subject to Rule 408 of the Federal Rules of Evidence that:

(a)	Until Closing of the Purchase Agreement or Superior Proposal,

(i)

to the extent payment is made from the Mexico Escrow to NIU (the “Released Amount”), NII Parent will procure that NIU transfers the Released Amount into a separate bank account (the “Escrow Bank Account”) designated to hold only the Released Amount and shall not use such monies for any reason other than those set out herein or pursuant to the Undertaking Letter; and

(ii)

the Parties otherwise agree that the terms of the Undertaking Letter are hereby suspended until Closing (of the Purchase Agreement or Superior Proposal) and upon Closing of the Purchase Agreement (or Superior Proposal) shall terminate.

(b)

Upon Closing of the Purchase Agreement or a Superior Proposal, as applicable, and thereafter, within five (5) Business Days of receipt of a Released Amount, NII Parent will cause NIU to pay to Access the first $10,000,000 of the Released Amount (the “Initial Release”) from the applicable escrow account at Citibank N.A. and an amount equal to 6% of all additional proceeds released from the Mexico Escrow after the Initial Release (the “Escrow Arrangement”).

(c)

If the Purchase Agreement is terminated, the foregoing Escrow Arrangement shall no longer apply, and the terms and conditions of the Undertaking Letter shall be reinstated and be in full force and effect.

17.

The Parties hereby further agree that, whether or not expressly referenced herein, the terms of this Letter Agreement shall apply mutatis mutandis in respect of any Acquisition Proposal or Superior Proposal (including any proposal which in substance is an Acquisition Proposal or Superior Proposal but is made following acceptance and in respect of a Superior Proposal) except in the case of the AI Brazil consent right in paragraph 9, which shall not be unreasonably withheld, delayed or conditioned in respect of any other Acquisition Proposal or Superior Proposal.

Clauses 13.2, 13.3, 13.4, 13.5, 13.6, 13.7, 13.8 and 13.13 of the Purchase Agreement shall apply to and are hereby incorporated into the terms of this Letter Agreement, mutatis mutandis. The Parties hereby acknowledge and agree that the execution of the Purchase Agreement by the parties thereto will in no way be deemed or constitute a breach by any Party of the Shareholders Agreement, provided, that the Parties agree to exercise their respective rights in accordance with the Shareholders Agreement.

If the above reflects our understanding and agreement with respect to the foregoing matters correctly, please so confirm by signing the enclosed copy of this Letter Agreement.

[SIGNATURES ON FOLLOWING PAGE]

Sincerely,

NII Holdings, Inc.

By:	/s/ Shana C. Smith
Name:	Shana C. Smith
Title:	Vice President, General Counsel and Corporate Secretary

cc:	Jones Day

250 Vesey Street

New York, NY 10281

Attention: S. Wade Angus

ACCEPTED AND AGREED TO

As of this 18th day of March 2019.

NII BRAZIL HOLDINGS S.À R.L.

By:	/s/ Shana C. Smith

Name:	Shana C. Smith
Title:	Class B Manager

ACCEPTED AND AGREED TO

As of this 18th day of March 2019.

NII INTERNATIONAL HOLDINGS S.À R.L.

By:	/s/ Shana C. Smith

Name:	Shana C. Smith
Title:	Class B Manager

[Signature Page to Side Letter]

ACCEPTED AND AGREED TO

As of this 18th day of March 2019.

AI BRAZIL HOLDINGS B.V.

By:	/s/ Edward McCarthy
Name: Edward McCarthy
Title: Director
Signed pursuant to power of attorney

[Signature Page to Side Letter]